UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

COASTAL BANCSHARES ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51155 (Commission File Number)	20-1191778 (IRS Employer Identification No.)

9821 Katy Freeway, Suite 101 Houston, Texas (Address of principal executive offices)		77024 (Zip Code)
Registrant’s telephone number, including area code:		(713) 722-7808

_______________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Termination of a Material Definitive Agreement.

On November 1, 2006, Coastal Bancshares Acquisition Corp. (the “Company”) received a notice from Intercontinental Bank Shares Corporation (“Intercontinental”) of termination (the “Notice”) of the Agreement and Plan of Merger, dated April 5, 2006, between the Company, Coastal Merger Corp., a wholly-owned subsidiary of the Company, and Intercontinental Bank Shares Corporation (the “Merger Agreement”). A copy of the Notice is attached hereto as Exhibit 99.1.

The Merger Agreement provided for a business combination between the Company and Intercontinental pursuant to a merger of Coastal Merger Corp. with and into Intercontinental. As announced on October 26, 2006, the stockholders of the Company did not approve the transactions contemplated by the Merger Agreement at the Company’s special meeting held on October 26, 2006. As a result of the outcome of the vote and provisions in the Company’s certificate of incorporation, the Company’s Board of Directors has determined to proceed with the liquidation of the Company.

The Notice includes a request for a termination fee of $385,000. The Merger Agreement requires the Company to pay a termination fee to Intercontinental in the event of termination pursuant to certain provisions of the Merger Agreement. Pursuant to the Merger Agreement, the termination fee, if any, is $200,000, increased by certain additional amounts under certain circumstances, plus legal fees. The Company is currently reviewing the Notice and the Merger Agreement to determine whether the Company owes a termination fee to Intercontinental, and if so, the amount of such termination fee. As a result of the termination of the Merger Agreement by Intercontinental, the Merger Agreement is void and has no effect, with no liability or obligation on either party, except with respect to the termination fee provisions and the remedy provisions.

In connection with the negotiation of the Merger Agreement, Intercontinental has entered into an agreement with the Company (the “Waiver”), pursuant to which Intercontinental has waived any right, title, interest or claims it has or may have against the Company’s trust fund (the “Trust Fund”), which consists of approximately $28 million of the net proceeds of the Company’s initial public offering. While Intercontinental has agreed not to seek recourse against the amounts in the Trust Fund, because the Company has no other assets, there can be no assurance that Intercontinental will not attempt to recover any termination fee from the Trust Fund. The Company does not believe Intercontinental would be successful if it brought such a claim against the Trust Fund; however, the Company cannot give assurances of this. A copy of the Waiver is attached hereto as Exhibit 99.2.

In connection with the Company’s initial public offering, Cary M. Grossman, chairman of the board and chief executive officer, and W. Donald Brunson, president, agreed to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense to which the Company may become subject as a result of any claim by any vendor or other person who is owed money by the Company for services rendered or products sold, or by any target business, but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Fund.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit

99.1	Notice of Termination, dated October 27, 2006.

99.2	Letter executed by Intercontinental Bank Shares Corporation, dated January 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANCSHARES ACQUISITION CORP.

Date: November 7, 2006	By:	/s/ Cary M. Grossman
	Name:	Cary M. Grossman
	Title:	Chief Executive Officer